Exhibit 4.53

Trust Deed

1.	I, Ouyang Zhengyu (my PRC identity number is 362428197707192733), whose address is Baijiaxu Town, Baijia Town, Wan’an County, Jiangxi Province, Zip code 343808, am the shareholder of 80% of the equity in Beijing Lei Ting Wu Ji Network Technology Co., Ltd. I hereby state that, I, the trustee of Puccini International Limited (hereinafter the “Beneficiary”, the registered address is Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands), hold the said equity for the Beneficiary or its successor.

2.	I will, upon the Beneficiary’s instruction, dispose the said equity and the voting right thereof, or elect or replace the Director or/and Executive Director in any case.

3.	I irrevocably trust the Beneficiary or its successor, fully on my behalf, to complete and deliver all the documents regarding the equity transfer in any time or way considered appropriate by the Beneficiary or its successor.

4.	The effectiveness, construction or performance of this Trust Deed shall be governed by the law of Hong Kong Special Administrative Region.

Signature:	/s/ Ouyang Zhengyu
Name:	Ouyang Zhengyu

Date:	28 September 2005

The person executed hereunder witnessed Ouyang Zhengyu to execute this Trust Deed:

Signature:
Name:	Zhou Mingzhe